Exhibit 10.1

Letter of Agreement

This Letter of Agreement (the “Letter of Agreement”) is made as of March 12, 2021 by and between Ormat Systems Ltd., a company organized under the laws of the State of Israel (the “Company”), and Mr. Hezi Kattan, ID No. 032222192 (“Mr. Kattan”) (collectively, – the “Parties”).

The Parties approve, confirm, and undertake as follows:

1.	Mr. Kattan is employed by the Company according to an employment agreement dated December 2017 (the “Employment Agreement”).

2.

As of March 11, 2021, Mr. Kattan will take a leave of absence (the “Leave of Absence”) to focus on handling certain claims against him. The Leave of Absence will not deemed to be termination of employment or a separation from service

3.

Following and according to the resolution dated March 11, 2021 of the compensation committee of the board of directors of Ormat Technologies, Inc., it is agreed that during the Leave of Absence, the compensation and benefits that Mr. Kattan is entitled to receive under his Employment Agreement will remain unchanged and shall be as prior to the Leave of Absence.

4.

It is agreed that the Leave of Absence shall be considered continued service for all purposes including any time-based vesting conditions under any outstanding equity awards granted under the Ormat Technologies, Inc. 2018 Incentive Compensation Plan, as amended from time to time.

5.	Nothing in this Letter of Agreement shall interfere with the Parties’ rights under Section 9 of the Employment Agreement.

6.	In the event of any conflict between the provisions of the Employment Agreement and the provisions of this Letter of Agreement, this Letter of Agreement shall govern and prevail.

IN WITNESS WHEREOF, the parties have executed this Letter of Agreement as of the date first above written.

Ormat Systems Ltd. /s/ Doron Blachar	Mr. Hezi Kattan
________________________	/s/ Hezi Kattan

By: Doron Blachar
Date: March 12, 2021	Date: March 12, 2021